Exhibit 99.1
John T. Rynd Appointed CEO and President of Hercules Offshore, Inc.
HOUSTON, TX, June 23, 2008 — Hercules Offshore, Inc. (NASDAQ: HERO) announced today that the board of directors has appointed John T. Rynd as the company’s Chief Executive Officer and President, succeeding Randall D. Stilley, who has resigned as Chief Executive Officer and President of the company and as a director. Mr. Rynd also has been appointed as a director.
Mr. Rynd has served as Executive Vice President and Chief Operating Officer of the company since July 2007. Mr. Rynd joined the company in September 2005, serving as Senior Vice President of Hercules Offshore and President of Hercules Drilling Company, LLC. Previously, Mr. Rynd spent 15 years at Noble Drilling Services, Inc, serving in a variety of management roles, including Vice President Investor Relations and Vice President Marketing and Contracts. Prior to joining Noble Corporation, Mr. Rynd worked on offshore drilling rigs for Rowan Companies Inc. for 10 years in various roles of increasing levels of responsibility.
On the announcement, Randy Stilley stated, “I am proud of my time at Hercules Offshore and what we accomplished. With the integration of several key acquisitions completed, the recent downturn in the company’s domestic businesses now clearly behind us, and the platform for international expansion in place, the time to turn the reins of the company over to John Rynd is ideal.”
John Reynolds, the Chairman of the Board, stated, “We appreciate the contributions Randy has made to Hercules Offshore over the past four years. With Randy’s leadership, the company experienced tremendous growth, generating an increase in the company’s total enterprise value from approximately $100 million to over $4 billion today. We thank him for his service and we wish him all the best.”
Mr. Reynolds continued, “We are grateful that John Rynd has agreed to serve as our new CEO and President. The board has great confidence in John and his management team to continue the company’s growth and international expansion.”
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 35 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov/ or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

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